EXHIBIT 5.2

Avocats à la Cour de Paris	Linklaters LLP
Solicitors of the Senior Courts of England and Wales	25 rue de Marignan 75008 Paris Telephone (+33) 1 56 43 56 43 Facsimile (+33) 1 43 59 41 96 Palais J 030

To:	Anheuser-Busch InBev Worldwide Inc. 1209 Orange Street Wilmington Delaware 19801

3 December 2009

Dear Sirs

Anheuser-Busch InBev Worldwide Inc.

Offer to exchange all outstanding U.S.$1,500,000,000 3.000 per cent. Notes due 2012, all outstanding U.S.$1,250,000,000 4.125 per cent. Notes due 2015, all outstanding U.S.$2,250,000,000 5.375 per cent. Notes due 2020 and all outstanding U.S.$500,000,000 6.375 per cent. Notes due 2040 (together, the “Notes”) guaranteed by Anheuser-Busch InBev NV/SA, Brandbrew S.A., Cobrew NV/SA, InBev Belgium SA/NV, AB InBev France S.A.S. (“AB InBev France”), InBev Nederland N.V., Interbrew Central European Holding B.V., Interbrew International B.V., Nimbuspath Limited, Ambrew S.A. and Anheuser-Busch Companies, Inc. (together, the “Guarantors”) for registered U.S.$1,500,000,000 3.000 per cent. Notes due 2012, registered U.S.$1,250,000,000 4.125 per cent. Notes due 2015, registered U.S.$2,250,000,000 5.375 per cent. Notes due 2020 and registered U.S.$500,000,000 6.375 per cent. Notes due 2040 (together, the “Exchange Notes”)

1	We have acted as your French legal advisers in connection with the registration of the Exchange Notes and the guarantees to be endorsed thereon (the “Exchange Guarantees”) under the U.S. Securities Act of 1933 (the “Securities Act”). Unless, the context otherwise requires, capitalised terms used in the opinion shall have the meanings given to them in the Schedule hereto.

2	This opinion is limited to French law as applied by the French courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, French law. In particular, we express no opinion on matters of United States federal or state law or the laws of any other jurisdiction.

3	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion. The documents referred to under paragraphs 3 to 5 of the Schedule to this opinion are collectively referred to as the “Exchange Documents”. Terms defined in the Exchange Documents shall have the same meaning herein, unless the context requires otherwise and subject to any contrary indication.

4	We have assumed that:

4.1	all copy documents conform to the originals and all originals are genuine, complete and up-to-date;

4.2	each signature is the genuine signature of the individual concerned;

4.3	the statuts and other documents of AB InBev France referred to in the Schedule to this opinion are up-to-date;

4.4	the decision referred to in paragraph 7 of the Schedule hereto was validly passed and remains in full force and effect without modification;

4.5	the Indenture and the Exchange Guarantees to be endorsed on the Exchange Notes are within the capacity and powers of, and have been validly authorised and signed by, each party other than AB InBev France;

4.6	the Indenture and the Exchange Guarantees to be endorsed on the Exchange Notes constitute legal, valid, binding and enforceable obligations of AB InBev France under the laws of the State of New York;

4.7	AB InBev France is deriving adequate corporate benefit and consideration from the entering into the Indenture and the Exchange Guarantees to be endorsed on the Exchange Notes; the obligations of AB InBev France under the Guarantees and the Exchange Guarantees will not exceed the financial capacities of AB InBev France;

4.8	the Indenture and the Exchange Guarantees to be endorsed on the Exchange Notes will be notified and approved pursuant to and in accordance with Article L.227-10 of the French Code de commerce and the statuts of AB InBev France;

4.9	the Exchange Guarantees will be identical in all respects to the Guarantees dated 16 October 2009, save for such changes as are not material to the matters on which we opine.

5	In our opinion:

5.1	AB InBev France is existing as a société par actions simplifiée under the laws of France and is duly registered with the Registre du Commerce et des Sociétés of Lille with the number 321 336 208.

5.2	The extract of the registration particulars (extrait K-bis (Infogreffe)) issued by the Lille Commercial Court (greffe du Tribunal de commerce) with respect to AB InBev France reveals no notice of judicial reorganisation (redressement judiciaire), safeguard procedure (procédure de sauvegarde), judicial liquidation (liquidation judiciaire) or voluntary liquidation (liquidation volontaire) filed with the relevant Commercial Court (greffe du Tribunal de commerce) as of 1 December 2009 with respect to AB InBev France. Notice of any change affecting the status of AB InBev France may not however be filed immediately at the relevant Commercial Court (greffe du Tribunal de commerce) and as a consequence, may not immediately appear on the extract of the registration particulars (extrait K-bis).

5.3	AB InBev France has the legal capacity and corporate power to enter into and perform the Indenture and the Exchange Guarantees to be endorsed on the Exchange Notes.

5.4	AB InBev France has taken all necessary corporate action to authorise its entry into and performance of the Indenture and the Exchange Guarantees to be endorsed on the Exchange Notes.

5.5	Under French law, there are no governmental or regulatory consents, approvals or authorisations required by AB InBev France for its entry into and performance of the Indenture and the Exchange Guarantees to be endorsed on the Exchange Notes.

5.6	When the Registration Statement has become effective under the Securities Act and the Exchange Notes (including the endorsement of the Exchange Guarantees on the Exchange Notes) have been duly executed and authenticated in accordance with the terms of the Indenture and duly issued and delivered in exchange for the Notes, there is no reason insofar as French law is concerned why the obligations of AB InBev France under the Exchange Guarantees are not valid and binding upon AB InBev France.

5.7	The entry into and performance of the Indenture and the Exchange Guarantees to be endorsed on the Exchange Notes by AB InBev France does not violate the statuts of AB InBev France or any applicable laws, decrees or published administrative regulations of a governmental or regulatory body of the Republic of France.

5.8	The submission by AB InBev France in the Indenture and the Exchange Guarantees to be endorsed on the Exchange Notes to the jurisdiction of the courts of the State of New York (assuming it to be effective in such courts) is irrevocable and binding on AB InBev France. The choice of the laws of the State of New York to govern the Indenture and the Exchange Guarantees to be endorsed on the Exchange Notes is valid and would be given effect in any proceedings brought against AB InBev France in the French courts, provided that the relevant content of the laws of the State of New York is duly proved and not held to be contrary to French ordre public international. The obligations of AB InBev France in the Indenture and the Exchange Guarantees to be endorsed on the Exchange Notes are not, in our opinion, contrary to French ordre public international.

5.9	A final judgment for a sum of money in relation to the Indenture, or the Exchange Guarantees to be endorsed on the Exchange Notes obtained against AB InBev France in the New York courts would be recognised and enforceable by the French courts subject to and in accordance with Article 509 et seq. of the French Code de Procédure Civile unless the New York courts are held by the French courts either (i) not to have jurisdiction over AB InBev France according to French principles of forum selection; (ii) to have been used fraudulently in order to escape the jurisdiction of a court more closely related to the dispute; (iii) not to have complied with due process (ordre public procédural) or to have breached French public policy (ordre public international).

5.10

In the absence of any statement of practice or judicial precedent issued by the French tax authorities in respect of payments made under a guarantee agreement, we do not express any opinion as to whether the payments made by AB InBev France under the Guarantees are subject to withholding tax in France, but we note that: (i) in accordance with one interpretation of French tax law, payments made under a guarantee are to be treated as a payment in lieu of payments to be made on the Notes by the relevant Issuer and accordingly, the payments to be made by AB InBev France under the Guarantees should be exempt from withholding tax in France to the extent that they would be exempt from such tax if paid by the relevant Issuer itself; (ii) in accordance with another interpretation of French tax law, payments made under a guarantee are to be treated as a payment independent from the payments to be made under the Notes and accordingly, and in the absence of any specific provision to the contrary in the French tax code, such payments should be exempt from withholding tax in France.

5.11	No stamp duties (droits d’enregistrement) or similar taxes are payable in France in connection with the signing or enforcement of the Indenture or the Exchange Guarantees to be endorsed on the Exchange Notes. Subject to paragraph 5.10 above, we have not been asked to, and we do not, express any opinion as to any other taxation (including value added tax) which will or may arise as a result of any transaction effected in connection with the Indenture or the Exchange Guarantees to be endorsed on the Exchange Notes.

6	The term “enforceable” as used above means that the obligations assumed by AB InBev France under the Indenture, and the Exchange Guarantees to be endorsed on the Exchange Notes are of a type which the French courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

6.1	Enforcement may be limited by conciliation, sauvegarde, redressement judiciaire, liquidation judiciaire (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the redressement judiciaire proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors.

6.2	Claims may become barred by reason of prescription or may become subject to defences of set-off (compensation) or counterclaim (demande reconventionnelle).

6.3	Specific performance (exécution en nature) may not be available where damages are considered by a French court to be the only possible remedy.

6.4	In respect of payment obligations, a French court has power under Articles 1244-1 et seq. of the French Civil Code to grant time to the debtor (not in excess of two years), taking into account the position of the debtor and the needs of the creditor. The court is also empowered to decide that the deferred amounts shall bear interest at a reduced rate (but at least equal to the legal rate or taux légal) or that payments made by the debtor must be applied in priority in or towards reduction of the principal due, notwithstanding any contractual provision to the contrary; any such decision by the court will suspend all enforcement proceedings instituted by the creditor against his debtor for the payment of his debt and all extra interest or penalties for late payment shall cease to be due during the grace period fixed by the court.

7	This opinion is subject to the following:

7.1	Without limiting the generality of the foregoing, we have made no investigation as to the accuracy and exhaustiveness of the facts (including statements of foreign law) contained in the documents referred to in this opinion.

7.2	Damages, liquidated damages and penalties may be varied by a French court if they amount to a manifestly excessive or derisory penalty under French law.

7.3	A certificate, determination, notification or opinion might be held by the French courts to be inconclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary.

7.4	In order to enforce in France any document in connection with the Indenture and the Exchange Guarantees to be endorsed on the Exchange Notes which are written in English, a certified translation into French of such document will be required.

7.5	We express no opinion on the enforceability under French law, or before the French courts, of any provision in the Indenture or the Exchange Guarantees to be endorsed on the Exchange Notes requiring increased payments by AB InBev France in respect of any withholding or deduction that may be required in France on account of any tax.

7.6	This opinion is strictly confined to the specific matters set forth in paragraph 5 and should not be read as extending by implication to any other matter in connection with the transaction contemplated therein. We shall have no duty to update this opinion as to any matter (including any changes in French law) that may occur after the date of this letter and which may affect the matters addressed herein.

7.7	It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.

7.8	Insofar as this opinion relates to the obligations of AB InBev France, it is given on the assumption that they have been entered into in good faith and for the purpose of carrying out AB InBev France’s business and that, at the time they were entered into, there were reasonable grounds for believing that to do so would benefit AB InBev France.

8	We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Gilles Endréo

Gilles Endréo
Avocat à la Cour

Schedule

1	A copy of the constitutive documents (statuts) of AB InBev France dated 29 June 2009.

2	An extract of the registration particulars (extrait k-bis (Infogreffe)) relating to AB InBev France dated 1 December 2009 issued by the Registre du commerce et des sociétés of Lille.

3	An executed copy of the original indenture dated 16 October 2009 (the “Initial Indenture”) between Anheuser-Busch InBev Worldwide Inc as Issuer, the Guarantors party thereto from time to time (including AB Inbev France) and the Trustee.

4	Copies of the first supplemental indenture dated 16 October 2009 relating to the U.S.$1,500,000,000 3.000 per cent. Notes due 2012 (the “First Supplemental Indenture”), the second supplemental indenture dated 16 October 2009 relating to the U.S.$1,250,000,000 4.125 per cent. Notes due 2015 (the “Second Supplemental Indenture”), the third supplemental indenture dated 16 October 2009 relating to the U.S.$2,250,000,000 5.375 per cent. Notes due 2020 (the “Third Supplemental Indenture”), the fourth supplemental indenture dated 16 October 2009 relating to the U.S.$500,000,000 6.375 per cent. Notes due 2040 (the “Fourth Supplemental Indenture”) and the fifth supplemental indenture dated 27 November 2009 relating to the amendment of Section 209 of the Initial Indenture (the “Fifth Supplemental Indenture” and, together with the Initial Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”).

5	The Form F-4 Registration Statement as filed with the Securities and Exchange Commission on 3 December 2009 (the “Registration Statement”).

6	Executed copies of the guarantees of AB InBev France dated 16 October 2009 related to the Notes (the “Guarantees”).

7	A copy of the power of attorney dated 12 May 2009 by which Christian Cools, Président of AB InBev France, delegates to Nicolas Bonnel and Emilie Ruyant, acting jointly or separately, the power to issue the Guarantees on behalf of AB InBev France and to sign any document relating to such issue